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Recorded on June 16, 2021 and made available to employees on June 22, 2021, the following is a transcript of an employee presentation between Flagstar Bancorp, Inc. (“Flagstar”) and New York Community Bancorp, Inc. (“NYCB”) regarding their previously announced proposed transaction, pursuant to the Agreement and Plan of Merger, dated April 24, 2021, by and among Flagstar, NYCB and 615 Corp.:

Flagstar Townhall

Speakers: Sandro DiNello & Tom Cangemi

Moderator: Brian Dunn

Date: June 16, 2021

Sandro DiNello: Good morning to those of you on the West Coast and good afternoon to those of you in the Central and East Coast. Good to have the opportunity to speak to you again. I think the last time we had a chance to have this kind of an interaction was when we announced the agreement to join with New York Community Bank a couple of months ago, and a lot of things have happened since then. We’re well into the integration planning, all regulatory applications have been filed, the S-4 application to the SEC has been filed, so a lot of work has taken place. And I know that there are still a lot of questions on people’s minds and we’re going to try to answer some of them today. But a lot of them will just take a little bit more patience and as we get closer to the closing day you’ll learn more and more. But we wanted to give you this opportunity today to meet Tom and we’ll fire a few questions at him. We won’t make it too hard on him today. But so what I want to do is, the way this is going to work is, I’m going to turn it over to Tom in just a minute and let him make introductory comments and then my good Chief of Staff back here, Brian, will be the moderator. You did send us some calls in advance, or some questions in advance, I’ve got a couple myself I’ll pose if you don’t ask them. You can also send them in. We’ve got Rachel here monitoring the chatterbox here, the Q&A and we’ll try to get all the questions if possible but we are limited to 60 minutes on this today but we’ll do our best. So, I’m going to shut up and give it to Tom for a couple of minutes and then we’ll get going.

Tom Cangemi: Thank you Sandro, thank you everyone from the Flagstar team. Sandro said something very interesting. Flagstar. I saw a lot of Flagstars which is amazing but the uniqueness about Flagstar and NYCB coming together is that I’m in the process of implementing change and Sandro and I had a relationship for a few years and you look at the timing of the opportunity to come together I look at this as new leadership at NYCB with a vision of trying to make and facilitate a true shift of change of what Sandro has started to create here at Flagstar and when we spent time together we realized that, wow, all these great things that Sandro has implemented is what I want to do as a combined entity but, you know, I’m looking for that partner, that shared vision. And there’s no question that spending time with Sandro – we have a shared vision, we completely agree on the direction of the company. I think what’s most powerful about this organization is that when you come together this is not a traditional merger, this is not an acquisition, this is an alliance. And I truly believe that we’re building an alliance, taking the best of both companies and putting it together and creating value. I see this as a unique institution, you know, as far as what we end up doing five years from now with different verticals is probably still unknown but what we have to begin with zero overlap is significant. We have a unique opportunity where businesses are coming together where there’s no overlap: there’s no geographical overlap to speak of, there’s no business overlap to speak of, and I look at it as a blank page. I call it a Picasso that we’re going to paint together on the retail side. So, that history of moving from a traditional savings and loan culture is where I have to make change knowing that Sandro has been through that change when he took over the organization at Flagstar, to see the results, the shareholder value returns, ultimately, this will be a very powerful organization.

I will tell you with certainty, coming here to Michigan it’s happy to be here. Every person I’ve met so far is just beyond my expectations. It’s a pleasure. And the fact that we can do this, and I’m looking forward to spending more time out here, no question that to have this townhall organized, to be able to speak some of the enthusiasm that Sandro and I both truly believe will happen and to do it with conservative assumptions publicly, I think there’s something being missed right now in the marketplace. We will get them in the position as we produce the appropriate results but ultimately this company combined will be a very powerful organization with powerful people. And I said to Sandro, and I truly believe this, you’re only as good as your people and we’re going to have the right people in the right places to create real value for the organization. And we’re going to be in 28 states, 400 branches, and mortgage everything as we roll it out throughout the whole organization. But really the verticals that we’re looking at today that currently are not on the boundary or in the PNL but something that we will consider doing especially on the technology side, so, we don’t want to be left behind.

We think that combining our forces at close to a hundred billion dollars is a great starting point. Watched Sandro build the balance sheet, transition his balance sheet, was very envious when we tried to do something a few years ago, weren’t able to happen. I will tell you on day two when I took the helm as CEO my first phone call was to Sandro, to really sit down and say, remember that discussion about building something together. Well, this is a little different now, because the culture’s going to be different. Because clearly I’m embracing the culture that Sandro has here today and I think we’re going to continue building upon that. I know there’s a lot of questions and a lot of maybe, concerns, and/or some bullet points that I want to be answered, so I would love to open up the questions to the audience. I know that we have an agenda of certain things that we want to talk about, but, I want to just thank everybody for even just having this time allocated out of your busy schedule to be able to communicate a positive message. A merger, an alliance, not an acquisition.

Sandro DiNello: All right, so why don’t we turn over to Brian here and let him fire away.

Brian Dunn: Fantastic. And just as a reminder for everyone on the line, use the Q&A feature. We’ll queue up any questions we have and try to make the best of the time we have together.

So, Tom, one of the things I like to say is, you got to know where you’re from, to know where you’re going. Can you provide just from your experience, high level, just a couple minutes, a couple remarks on, the history of NYCB, the product line you were focused on. I know we talked about that at the beginning, but just, you know, provide some commentary on that.

Tom Cangemi: So, the history is very unique, I’m not sure if I should look this way or that way, we are a traditional savings and loan by charter, where the company was a mutual to conversion story, where the previous leadership focused on a niche product which was multi-family lending to the rent-controlled, rent-stabilized marketplace. We had a lock on the business for decades, so when you think about the growth of that business, it was a very unique business given that the government was not really in that business, there was very few entrants into the market, it was controlled in New York by the brokers, the brokers really controlled the New York City marketplace, and we were always the number one portfolio lender for that niche product.

We tend to, historically, look at the product mix as, slow-leverage, high-quality borrowers, with zero risk of loss. But, historically, before the government entry, it was extremely profitable. The spreads were five to six percent, plus pre-payment fees, and this company prior to government intervention had a return on average assets in some cases at two percent, believe it or not, and return on equity at twenty percent when there was no competition. That was the old company, when it first went public, and it was a very successful public offering. I would say chartered shareholders that were invested in NYCB from the original investment, at one point in time they were up as high as 7,000 percent as a return. I’m not sure that there was any technology stocks that had those types of returns but we had a very solid run for a successful ten-year horizon from its IPO. Where things started to change was how to fund the growth and when the company started growing from a billion-dollar thrift conversion to a very successful public company, I believe all of the proceeds from the conversion were implemented in its first quarter of going public. So, it really was, hit-the-ground-floor-running, there’s demand for the product and we had the funding through the IPO. With zero credit risk, it was zero risk of loss through all the cycles. The company was ahead, it had a successful multiple, it always had high premium to tangible book-value multiple. It had a very unique story where it was very difficult to enter into that business model. So, all the competition in the horizon would love to get into that product-mix, the brokers controlled the marketplace, but as we were growing, our strategy was not growing organically, the strategy was to grow through business combination. So, I’m formerly from Richmond County Savings Bank, I took Richmond County Savings Bank public as the CFO, was able to take advantage of the opportunity to get to know my previous CEO, Mr. Ficalora, and I felt that my business model as a primary resi-portfolio lender with an entry into multi-family, that in order for me to be successful and penetrate the multi-family market, was to take my excess capital and my liquidity and partner with Joe. So we actually created a merger of equals. It was a true merger of equals.

I came over as head of Capital Markets at the time, our President came over as President, our Chairman came over as Chairman, and we really blended a merger of equals. And we are a product as a company of different personalities from different businesses, and different companies, so when you think about the culture, going back to your question on culture, this is not the Queen’s County culture, this is not the Richmond County culture, it’s not, so far, the Savings Bank culture, it’s the talent that we’ve chosen to build a franchise upon, based on the people that came to ride the bus accordingly in the appropriate spots. I believe, my perspective, that as the company has grown, our hiccup came into the place when, post the crisis, a company that had zero losses, zero risk of loss on the credit side, we were taxed heavily, and ultimately on that side, we were very fortunate to be able to be successful on acquiring an FDIC receivership transaction of size, that was Amtrust Bank, that’s how we got into Cleveland and we got into Arizona and Florida. But with that price, the give that we got, was that price tag at the end, that everyone had to now to up its risk profile with risk management, credit risk management, and spend significant dollars to get a company that is not used to managing the balance sheet and the income stream, where we were viewed as a Citibank, not as a traditional community bank. So, we were taxed pretty heavily during the time of 2012-2015, we’ve always had the desire to grow, and the balance sheet was always funded through alternative sources of funding which was either wholesale advances or other business combinations that we were able to succeed at. We were put in a very unique spot, where SIFI was considered a dirty word in the government and CCAR was what you had to focus on. So, we had to be focusing on being CCAR and SIFI relevant. And we were in the midst of trying to combine our franchise with another large franchise, and we just got hung up at a very bad, what we will call a regulatory hurdle, which was bad timing, great timing for the deal, bad timing for the closing the deal, because SIFI was not being doled out by the regulators and we were a very significant franchise that in the eyes of congress and the government at $50 billion, that was considered the line in the sand, very hard to cross. I believe one charter was issued as a SIFI bank, that was CIT, and after CIT received their charter, we were next in line and we were just delayed and delayed and delayed. And unfortunately, we failed to execute on a very large transaction and it put us in a very difficult spot. Since then, going back to where we are today, we have probably spent close to $400 million in building infrastructure, building out the possibilities of growing into $100 billion institution and we have been ready for this opportunity of a Flagstar. So I think when we look at the future here, we have significant infrastructure built out, mandated by regulators, we have a super-high concentration in the core niche business of multi-family regulation, with the fact that at the 780 percentile to total capital, it’s the highest in the country, to live at that level, you have to have the high-quality credit risk management controls around that. So, we built out the technology behind it, we’ve built the regulatory trust behind it, and most recently, me taking over the helm as CEO, I’ve clearly set the path to change the business model towards the balance sheet more, to be more commercial bank-like.

One of the major, I’ll call it the Achilles heels the bank has had, is historically we never cultivated the deposit side of the balance sheet. It was always about the assets, never having losses, but we really took limited risk, and we lost a lot of opportunities along the way, and I look at what Flagstar has done, I truly appreciate the verticals, and the opportunity to truly blend-in those verticals into a platform that will have significant growth, because we’re not growing where we should be growing, but you guys are growing and collectively when we allocate the capital, we’ll see an opportunity to have a very successful business without disruptions in the vertical lines. But culturally it goes back to a traditional thrift model-sorry for the long-winded answer-it’s a traditional thrift model that prides itself on unique niche being the multi-family rent-regulated market, predominately in the five boroughs of New York City.

Sandro DiNello: There is one thing I want to drill into just a little bit cause I know that this question exists out there and I don’t think it is on Brian’s list. So you’ve talked about, that, the lion’s share of your business is in the multi-family rent-controlled non-luxury apartment space in New York and the five boroughs. And you know that Flagstar has a fairly significant commercial real estate business. This morning, you and I spent, along with Lee, spent time with a bunch of investors, all morning, talking about the combination and the power of the combination of the companies together. And one of the things you talked about in every one of those calls was the difference between the direct business and the indirect business. If I’m working here at Flagstar and I am in the commercial real estate part of our, of Flagstar, do I need to worry that all of a sudden all of our commercial real estate loans are going to come from brokers?

Tom Cangemi: No. Absolutely, great question. Super important. We wouldn’t have made the deal if that was the case-number one. I look at the business going forward, an indirect business and a direct business. The direct business that’ll be in specific markets that we are not, even though our deposits are there. We are in Ohio, Arizona, Florida, obviously we have a huge presence in New York, but we do not have a direct business. It’s indirect business in all verticals of lending, so we don’t have people in the field, we take in the broker transaction, we do very little direct. Our CNI business is very limited, it was from previous acquisitions, we have the best customers there, they’re long time customers with great relationships, but there’s no real balances that are adding, so the answer to the question, is there should be zero disruption if anything, the capital infusion will be an enhancement for substantial growth.

Sandro DiNello: So we want to keep doing that indirect business in New York because it’s been good business. But what we do on the direct basis, in the Flagstar world, we want to expand that to all the other markets.

Tom Cangemi: Right, with bigger capital and bigger concentration opportunities. Back to Brian.

Brian Dunn: Thanks, Sandro. Several of the questions we’ve got around culture, and you’ve talked about the history and the culture of NYCB historically. What are your thoughts about combining the culture, and this is your first time meeting several of the Flagstar team members here in Troy, and then combining NYCB culture?

Tom Cangemi: So, great question. I see similarities as far as the family values. I know Sandro operates a business that they look at as a family. Flagstar’s a family. NYCB is a family of lots of families coming together. And, ultimately, the cultures aren’t as different. I think the business model’s different, but the family values are similar. We are going to make changes on a combined basis, but, ultimately, I think the biggest risk to this transaction is not blending the cultures, so having Sandro as chairman of the board, guiding me with the personalities, looking at the leadership roles with the right people and the right seat to move the business forward is going to be the key to success. We have to get the culture right. I’m all about what Flagstar’s doing here. I’m about cultural change. I’m doing a lot of cultural change now as the new CEO of NYCB, but I’ve watched where culture has failed. And the fact that I’m a product of an MOE. I’ve bought a lot of companies. We’ve assimilated a lot of great people. Culture will be the success and/or failure of a smart transaction. That’s why I truly believe when you put these companies together, it’s not them versus us. It’s one bank, one company, and one culture.

Sandro DiNello: Look, there’s no recipe to culture, gang. It has to happen, and I think the most important ingredient to having the right culture in an organization is having the right leadership. And I think we’re going to have that. So, you got to have some trust, you got to believe, and I’m comfortable that my way of thinking, the thinking that we’ve followed here at Flagstar is aligned with the way Tom and his management team thinks. And sitting back there is Patrick Quinn, the general counsel at NYCB. We’ve spent some time together in the last couple of days, and it’s different when you’re face to face and talking about things and having lunch and having dinner, and chatting. I just feel the right vibes. But I can’t look at my phone and say, here’s the recipe to make sure that culture works. We’ve got to all want it to work, and got to be positive, and we’ve got to have the right leadership and time will tell. But I’m confident that what you feel as a person at Flagstar, you’ll feel the same way after we combine these organizations.

Tom Cangemi: I would just add to Sandro’s comment that for the big picture, Sandro and I are completely aligned and he’s talked about culture before we’ve executed the agreements on coming together. And if he felt the culture wasn’t there, we wouldn’t have signed the deal. It’s just, you really need to get the culture right. You have to have a buy-in on both sides.

Brian Dunn: One element of culture that people have been asking about in the Q&A is related to diversity, equity, and inclusion. And it’s obviously an area that at Flagstar, we really made a focus recently. It hasn’t been over the past 30 years, but can you talk about what your thoughts are related to DE&I and the go forward organization?

Tom Cangemi: It’s a great point. It’s hugely important. Obviously, I’m going to follow Sandro’s lead, but I will tell you we are very diversified as a cultural bank. We’re in very unique markets. You look at the entire franchise, we’re very diverse in all respects, but I think we’ll get to do a better job is at the higher level, including at the board level. So, I’m going to work with Sandro on trying to emulate what you’ve accomplished here because I’m very envious of that. I’ve been in the seat since January 1, and I have a vision of catching up to the rest of the group. And what better to have leadership and Sandro’s vision, and I share that same vision. So, we are 100 percent, 1000 percent aligned, and I’m looking forward to that change.

Sandro DiNello: I think it’s really important for you all to understand that Tom has only been the CEO since January, and I think back to the six months into my tenure as CEO, when Lee was COO, we had just begun to try to change the company. You had a lot of ideas, a lot of things in your head, a lot of low-hanging fruit that you want to pick, but it takes time, and he’s very different than his predecessor. He’s been very respectful of his predecessor, as he should. But I knew his predecessor and he’s a very different guy and what he wants to do at Flagstar is completely aligned with what we believe in here, what all of us believe in. And when I asked him to sign the CEO Action Pledge for Diversity, Equity, and Inclusion—I don’t know, Rachel’s here, she can tell you—it took 24 hours to get that signed document back from him. So, he’s there. And just give it time and you’ll see.

Tom Cangemi: Also I think it’s exciting. I think it’s exciting for the country. We have a tremendous employee base on both sides, and when you dive into the statistics, it looks great, but I think we have to do a better job at the senior level, and we’re going to do something.

Sandro DiNello: Recognition is first, right? You got to recognize that you need to do better, and then you will do better.

Tom Cangemi: That’s right.

Brian Dunn: Sandro, a second ago, you mentioned a keyword here: patience. This takes time. We are now roughly, not even two months since the first announcement. Several questions have come in regards to timing of announcements related to leadership, organizational structure. What’s your thoughts about what you’re anticipating in regards to timing of things like that?

20:14

Tom Cangemi: So, look, we have an obligation to run two separate companies until we’re one. That’s just number one. So we have a legal obligation, but the acceleration of the teams working together, all I’m hearing is very positive dialogue between Flagstar and NYCB folks. So, that’s a great starting base.

As far as public announcements? Sandro and I are going to sit down at the appropriate time and we’ll discuss the highest level senior leadership roles, and then we’ll run it down through the org chart, but the reality is until they get closer to having the capacity to publicly do that, which will be closer towards regulatory approval, I would say some time mid-to-late summer that we can really start letting people know, here’s the direction we’re going, and from there we’ll continue to build out the plan throughout the organization. I think big picture is that—I want to reiterate this—this is not a cost-cutting transaction. These are verticals that don’t overlap, so this is about putting the best people in the right spots. And we’re excited about that. So, I’m so enthusiastic to be able to meet great people.

I’ll continue to be here more often. And it’s just been a fabulous couple of days in, I call it, the great state of Michigan, even though I haven’t been here that often, but I’ve been here a few times. But looking forward to assimilating both cultures together, and it’s going to be a tremendous opportunity if you blend the culture. And it’s all about cultural blend.

Sandro DiNello: Yeah, and I can’t emphasize this enough. Everybody’s got to be patient. There are things that just can’t happen until we are closer to the closing. They just can’t happen. There’s legal issues to be concerned about and then there are practical issues we have to deal with. We have over 400 systems that we have to make decisions on. And that process is ongoing. I’m going to tell you, that to the extent we’re not on the same system, we could pick either one and it would ultimately be fine, because thousands of banks use all the systems that we both use. But you got to pick one. And then you pick that one and you prepare yourselves for that change come Legal Day One. Those of you who that were here when we did either the Desert Community Banks acquisitions or the Wells Fargo Branch acquisitions understand that this is a very different, and actually in many ways, easier process. Because when we bought those branches on Day One everything had to work. Every customer had to come over that week. Every system had to work Day One. In this case nothing has to change on Day One. We’re going to sign the deal, we’re going to become one company, and then we’re going to convert customers when we decide we’re ready to convert customers. We hope that doesn’t take a long time. But we might convert the servicing system first because it might be easier. We might convert Fiserve third, fourth. It might take six months, might take four, might take eight. I don’t know. But we won’t do it until we’re ready to do it. We won’t have the pressure of meeting a specific date where all the sudden hundreds of thousands of customers are moved from here to there. That was hard. What’s hard here is making the decisions that we will then execute on after we close, and we will take our time to do it the right way. We are going to do it as rapidly and efficiently as we can but we’ll make sure that we’re ready to make those conversions when the time comes.

23:37

Brian Dunn: Well said. That’s right. Several questions about the future. We talked about the time lines here. But if you were to fast forward to 2022. Deal is closed. Questions about retail banking. People wanted to know are we going to be able to be one bank in the same process. Or, are we going to have a single brand? Several elements that…

Tom Cangemi: That’s a fully loaded question. The more important thing come Day One, I think the plan is if a Flagstar customer who is in Michigan, could actually be in south Florida could actually do banking and be able to figure that out. But ultimately we want to make sure that customers have the understanding of who we are. We have to work with the branding side. There’s no question it’s something that keeps me up at night because I took the role as CEO and I look at our brand and our brand is a combination of unique community markets. Same as bank culture and we’re going to change the culture. You guys spent a lot of money, time and energy on branding. So we have to think about the big picture on branding. But there’s no question we want to be one bank, one culture and we want to see three, five years out unique opportunities that people flock to the franchise who want to work here, customers who want to do business with us, and we stand by the customer and our people are the backbone of the culture. They are the people facing relationship matters of the franchise. So that’s going to be a hurdle. But you know it’s been done before. I have been struggling with this, and we have to work through this. But this is going to be a very large organization with a lot of capital, a lot of generation of excess capital that we can plow back into the business and build other businesses. So we think about the verticals we have right now, very good growth on its own, future verticals, it’s unknown but there’s opportunities out there. I think when you throw technology into the mix it could get really powerful and the fact that you have a hundred billion dollar potential, a potential hundred billion dollar platform to run it through, very, very convincing that people would want to partner with that size of an organization.

25:32

Brian Dunn: We’ve talked a little bit about commercial lending, about retail banking there a little bit. What about mortgage? What’s your thoughts about the mortgage business and the opportunity that the partnerships going to unlock.

Tom Cangemi: I think mortgage is a phenomenal opportunity. You guys do a great job at it. When we had Amtrust Mortgage, we were very envious of the Flagstar franchise. We would ask our leader of mortgage who’s number one in the crew they would say Flagstar. Operationally they would look to Flagstar as the industry leader. We were maybe number 13 at the time. You guys were six or so. But the reality is that mortgage is tied into the retail experience, that the platform tied with technology and building our capital markets is going to take more of it. So where you guys are is great. Number six, in unit servicing portfolio, capitalizing the franchise, servicing right now, you want to cap that, you could have a significant multiplier effect of that, eventually we figure out the Holy Grail we can actually cross-sell the servicing customers with a true retail experience. That would probably be somewhere on the technology side. That is very real. People are looking at that. We have the same hurdle with our multi-family tenants. We have this great portfolio. We own so much relationship lending within the buildings we do nothing with the tenants. If we figure out the secret sauce to maybe cross-cultivate the tenant and the landlord collectively and maybe handle collectively in one harmonious opportunity, it’s powerful. So servicing, dealing with the retail experience, we do zero on the retail franchise. We should be doing home loans, we should do home equity loans, personal loans. We really have a broad array of a blank page that we should be able to paint the Picasso together and put the plumbing to the system and have the convertibles. I believe having starting at zero it’s something I talk about. We laugh about it. We start at zero. So we’re not going to go backwards. We’re going to go forward. So getting more than zero is going to be an exciting adventure for us. But having the scale to do it and rolling technology into it, it could be really be powerful growth.

27:25

Sandro DiNello: I know we’ve said it many times but I’ll say it again, and we will continue to say it until everybody hears it. Nothing is changing in the mortgage or servicing business. I’m looking at Lee. Lee has anything changed in the mortgage or servicing business

Lee: (indecipherable)

Sandro DiNello: …so write that down. Nothing’s changing in the mortgage servicing business. To the extent that anything is different is only in a positive way, because we have a bigger organization to hold more loans and offer more products, to do more securitizations and all that sort of thing. Then on the banking side, look, we’re going to take the best of both organizations and build a powerful banking franchise. And Reggie’s got a great strategy that he’s putting together. He spent a couple of days in New York last week talking to the team over there. His team on the Flagstar side is something he was already working on, so now he’s bringing the NYCB people into the fold. So this is a very, very exciting time if you’re on the banking side. Because there’s going to be great opportunities for people for upward mobility in their careers as we build this. And as Tom has suggested, there’s going to be other opportunities to grow with combinations with more organizations Because they’re going to see the power that this combination brings to the market and others are going to want to be a part of it. I’m looking forward to watching it from a little different chair but one in which I’m obviously going to continue to be very interested in.

28:53

Tom Cangemi: I think on the mortgage side I see more opportunities balance sheet wise. Bigger company, bigger balance sheet products. There’s no question that having those products for the sales force to go out there and by now there is an in-buy for everything, so we have scale. I’m very comfortable using a balance sheet. I want to maximize the servicing portfolio. I want to maximize the health investment portfolio. We’ve done that before. It was a very successful program. And I’d rather have that line of business instead of cash and securities. There’s a nice spread on that. So we’re excited about that. We think that, again, there happen to be technological changes that are happening in real time that going to be a benefit at scale and we should be able to implement in the organization.

29:32

Brian Dunn: Some of the questions we have received are related to impacts on individual basis. We better break it up because we can’t, we can’t address individual circumstances. But from an HR benefits, you know, more of the transition period, is that something that going to occur right at legal Day One or is that something that has to occur later on 2022. Any thoughts on that?

Tom Cangemi: You know I think…look. I think we have similar compensation packages and benefits, moving into that particular area. Legally you can only do so much until we’re legally closed together, right? So we have complementary plans. We’re going to choose the best plans for the people and we’re going to benefit on some side and the Flagstar folks are going to benefit but ultimately we’re going to choose the right plan for the entire employee base. We are always, have been always a big proponent of stock investment within the company. But we have different structures. So when I took over as CEO I made changes to my compensation strategy for my people. So we’re changing the culture. But when I look at what you guys do on the topside there’s no question that incentive compensation structure makes sense for my organization. So I would say best practices across the board? We want to make sure that nothing changes to impact someone negatively, right? That’s the most important thing when you’re blending cultures. So usually when you do something like this you’re actually get a significant enhancement, given that you have scale on pricing and probably have better opportunities for the employee base. Plus health care and benefits alike.

Sandro DiNello: I think the specific timing, let me just as by way of example say if NYCB has this health insurance plan and we have this health insurance plan do they all have to come together on Day One? I don’t even know the answer to that. But that is something the HR team is working on. But it will be done in such a way that there’s a smooth transition so that there’s no gap in benefits. We’ve made the commitment in total benefits so that the organization would be as good as what we’ve had or if not better as Tom has already suggested. So that’s another one of those where you’ve got to be patient and let the analysis go on. I believe that we’ve hired a third party…

Tom Cangemi: Yes.

Sandro DiNello: To help us with the analysis of the fringe benefit program. A very reputable third party that can look at the two companies and make suggestions to us on the best way to go forward.

Tom Cangemi: That’s right.

31:53

Brian Dunn: There is one specific element, and you talked about this a second ago relating to equity ownership. One of the components of the benefit program here that is very popular and very passionate is the employee stock purchase program. Sandro, this may be a question for you as well related to this transition. What is the status of the employee stock purchase plan and thoughts of equity ownership for the future?

Sandro DiNello: Let me take the Flagstar side first and then Tom can talk about the future. So you will see…I think we have about a thousand people that are in the employee stock ownership plan and all those people made very good decisions because their investment has turned out to be pretty good, especially considering the discount that they enjoyed when they purchased the stock. So under the terms of the merger agreement the program does come to an end, I think technically like June 30th or something like that. And the HR team is ready to send out a communication that will answer all your specific questions about how that’s going to work and it will go out by the end of this week. I think it might even go out tomorrow. So wait for that if you are a participant in the Flagstar plan and you’ll get all the details. We don’t need to go here because it’s only twenty percent of our work force that’s involved in that. As it relates to what the future might hold I think, Tom, you said it’s something you’re interested in, you’re analyzing it…but I’ll let you…

Tom Cangemi: Going back to this process of analyzing benefits on both sides, we happen to be a very strong proponent of ownership. So historically the company through its public offerings and mutual conversion, many branch manager have retired very comfortably as multi-millionaires by having stock ownership and our history has always been to have a significant stake at the table. So having these plans are good for personnel. We haven’t evaluated the economics yet, but ultimately I’m a big proponent of having the ability to be able to invest alongside of the team. I think having a seat at the table economically is important. We have had an ESOP plan, a 401K plan as a stock feature as well. We have a very lucrative 401K program that we contribute to. But ultimately when we build a holistic plan I do have a very strong affinity for strong stock ownership. If one chooses to do so. It’s a choice. There’s a balance as far as how much you allocate that’s been pushed on the employee versus a choice. So I think the choice is good. We have to evaluate the cost of the plan but clearly we’re a big fan of ownership by the employee base.

Brian Dunn: A quick clarification. When you said June 30 is that June 30th of 2021…a clarification someone here did ask question.

Sandro DiNello: That’s the date.

Brian Dunn: Okay. Sandro, is there anything you wanted to cover that…

Sandro DiNello: Worked it in.

Brian Dunn: Worked it in. Fantastic. Taking a look at the list here. Tom, a question on the number of employees that NYCB currently has.

Tom Cangemi: The number? Just south of three thousand.

Brian Dunn: So the combined entity will be about eighty-five hundred, give or take a few.

Tom Cangemi: That’s right.

Brian Dunn: Okay. And we’ve talked…Westbury, New York.

Tom Cangemi: Westbury, New York would be part of Hicksville. That’s where my office is. But ultimately we’re looking at operations and consolidating some of our key back office locations. We do have a nice presence in Manhattan. Plenty of office space there so as we build out the franchise on the lending side there’s plenty of room to put some of the people in the Manhattan market. But we have a significant owned building in Hicksville, very accessible to people who live and work in the New York community, in particular right across from the Hicksville train station. So all of our employee team members that live in Queens can take the train right to the office, which is convenient. We even have housing, actual housing within the building. So just imagine this beautiful headquarters out here. We can have people staying in the housing, if it be necessary. We have a good relationship with our local municipality and we have lots of space there. Our goal, at least in the Hicksville center, we’ll have the Michigan center, the Hicksville center, is to have as many people under one roof as we can. I’m planning on relocating my office hopefully right after the 4th of July to Hicksville.

Brian Dunn: Fantastic. Okay.

Tom Cangemi: We actually got rid of a few conference room to give us more room for offices for executives from Flagstar. We’re planning.

Brian Dunn: Okay. There’s a question on incentive plans. I’m going to say the same thing, we already talked about it. Analysis is on its way. More to come as we get the feedback as we go from there. Question about technology. The technology focus that NYCB has had in the past and the importance of technology as banks become larger and larger and scale is important. You talked a little about your strategy involving technology and the growth of the bank in order to compete in a more dynamic marketplace.

Tom Cangemi: Look. It’s a super priority for me. It’s going to be a priority for the Board. I know Flagstar has a committee of the Board that has a technology committee. We will adopt that same strategy on the technology side. But more importantly, we are going to elevate that particular item of importance to the CEO directly. Because it is critical right now. Technology is changing rapidly. There are opportunities within the banking space that many banks will get left behind if they don’t adopt the appropriate technology. So we are all into trying to make positive change with technology. We want to make sure that we do it in a way with a very strong regulatory arm, so including a works partnership within our new products division, work with our regulators to make sure we can do certain things. But it’s happening quickly. We want to make sure we’re not left behind. So it is important we plan this from Day One with Sandro and I talking about this division coming together, people, process, investing back into the business. That includes technology. And we will have the capital to invest if the company grows. This will be a very profitable organization but we have to invest back into the business. We had a significant conversion when we put on the Fiserv Commercial Center through the Fiserv full conversion, the entire bank was converted. We’ve seen the results of technology. It’s real. It’s customer driven. We’re seeing more and more business. We’re seeing more opportunity to create better business. But that’s just touching the surface. You know, as a thrift converting to a true commercial bank over time we need to have the same tools if not better than some of the money center banks. So we’re working hard to make sure we put or allocate our resources in the right place. It’s going to be a priority of mine. No question it’s a high priority. We’ve done some technology transactions recently with our partnerships. And it resulted in tangible value to the company in respect of the deposit gathering, and potential fee income. We should take it to the next level to be part of the organization not just so much efficient but better for the customer. Right? If you can create something that the customer truly feel its value you’ll get more business from them, and you’ll get more customers to bank with you. So we’re very much in tune to building out the technology focus with the company under my leadership. That’s been my priority from Day One.

Brian Dunn: In the marketplace right now as Covid is starting to lift the challenges we all are living under, it’s not just a Flagstar issue or a banking issue, it’s a cross-industry issue. This hybrid work, work from home. What are your general thought in regards to the strategy of NYCB and combined organization or is it too early to tell?

Tom Cangemi: No, I think it’s not too early. I’m a big believer of you have the right people, responsible, do a great job, to do it right where they are, so I’m very comfortable having a hybrid model. If you have to be customer facing, if you’re in the retail experience in the branch that’s a different story. But the back office, generating business, dealing with the technology side of things, you have flexibility given the technology advances. I’m a true believer of that. I’m open to flexibility one hundred percent. I think things are going to be different. I think in the long run probably better for the country, but different. Including for our customers that have lots of commercial real estate space. It’s going to be different how they reallocate their resources on what they need as their leases come due. But ultimately someone else will come in and start the same experience, under the same – we’ll call it office space – but with different space utilization. So, I’m a big believer that the right people and the right leadership – they’ll do their job well. You can be clearly transparent and responsible for their roles and responsibilities and do a good job anyway. Depending on customer interfacing.

Brian Dunn: Okay.

Tom Cangemi: I’m not sure how Sandro feels about that.

40:18

Sandro DiNello: No, look. I’m not a fan of all these Zoom and all these WebEx meetings. I’m tired of it. And I’m thrilled here, these last couple of days, to be back in this building with my co-workers and seeing a few cars in the parking lot. And if I had it my way I’d go back to the old way frankly. But, that said, I think we’ve learned there are different ways to do business. I think that you can have decentralized executive management. I think there are some positions that can work very effectively permanently sitting in your house. But with all the questions that are about culture, I just want you to think about how you build culture if everyone is sitting in their home. You will not have the culture we have today if as we turnover, as people turnover over time, even if we have only ten percent turnover per year, which would be very low, think about this. If we were to stay in this environment that we’ve been in under Covid for ten years, and if we only had ten percent turnover over in ten years, in ten years nobody would have ever met anybody. We would be a complete company of remote people that never met each other. What kind of culture…

Tom Cangemi: This isn’t culture.

Sandro DiNello: What kind of culture do you think we would have. So I would ask you to think about that, those of you that think “man, I like working at home,” and this is the best thing. There’s benefits and there are situations where that makes sense. But if you care about culture, having a company that is entirely remote, you will have no culture because you won’t know each other.

Tom Cangemi: I think in context of this merger we have two regional headquarters, right, with two very large locations with lots of people. We’re going to be in 28 states and growing. We’ve got a mortgage business across the entire country. So we do have a certain source of remote as you grow, right. So there’s going to be back and forth. I’ll be spending time here, I’ll be spending time all over the country and others will be doing the same. But ultimately losing great people because they don’t want to go from say Michigan to New York would probably be a great mistake.

Sandro DiNello: That would be.

Tom Cangemi: So that’s why you have to try and evaluate it. That’s why I look at the hybrid model and having some flexibility. As we get past the pandemic, it feels like we’re moving in the right direction – we’re not fully out yet. We want to make sure employee safety comes first.

42:42

Brian Dunn: Thank you. Okay, I’m going to segue a little bit. We will call it softer questions. What’s the most pleasant surprise you’ve had since you’ve been meeting with the Flagstar team over the past several weeks and the past few days.

Tom Cangemi: I’d say, you know, number one, Sandro and I have an affinity together to create value. But, I’ll tell you, the people. Not on Zoom. Meeting the people. And spending time with them and really looking at how I look at, you know, trying to set up the leadership roles and stacking the deck and creating the bars that people are going to sit on. I’m very much impressed. I want to thank Sandro for giving us this opportunity. And this is all part of the whole culture, you know. I’m not going to be sitting back and making decisions in a vacuum. You need to meet the people who do the job. And I think we have great people on both sides and we need to do an excellent job to see we pick the right people on both sides to create an alliance. And that’s been the positive – it’s not a surprise – it’s what I expect. I watch them from afar and they’ve grown this very profitable business. I think with the opportunity – how much we can grow together – and continue with that momentum together. Under Sandro’s leadership. He’s going to be Chairman of the Board. I’m looking forward to his leadership. For that cultural break. You’re going to have significant seats at the table on both sides. That’s what makes a business model great. It’s not them versus us. If we have that view of them versus us, we will fail to be successful. And we don’t want to fail.

Brian Dunn: So we got to learn a lot about NYCB and some strategy. But to learn about Tom – where are you from originally?

Tom Cangemi: I’m originally from Ohio. Grew up in a little town called Rocky Point. Started work at a very young age – 11 years old. Had to. I felt it was important. So, my dad raised five kids. So, my mom was sick at a very young age. So I was taught to really focus on, you know, that really fending for yourself was important and working hard. And for me, it was all about, you know, sports, athleticism, and being focused on executing your own life plan. So, that’s my early background. And from there I just focused on all different venues on the athletic side. I know you and I share – you’re a former wrestler, I’m a former wrestler and a soccer player. I chose the path of soccer. I think I was telling you yesterday, I was actually going to be a military person. But for some reason that shifted toward going to a college that wanted me to play soccer that had an aeronautics program. So, that’s kind of my way to becoming an officer.

An interesting story there. I would say the best class that I loved the most in high school was accounting! That’s how I got to accounting. I actually went to school and took an aeronautics class. Not one. And I became a CPA and I started working at KPMG and got into the banking business. But that’s a little of my background. But, it came down to working hard at a very young age and being focused.

Brian Dunn: Okay. So your sports fan.

Tom Cangemi: I love sports. Yes.

Brian Dunn: Yankees or Mets?

Tom Cangemi: You know, that’s a tough one because I’m not a huge baseball fan. But if I was to choose, I’d say the Mets.

Brian Dunn: Jets or Giants?

Tom Cangemi: I would say Jets, believe it or not, and it’s a painful …

Brian Dunn: //laughs//

Tom Cangemi: Hockey.

Brian Dunn: Rangers?

Tom Cangemi: I am a diehard fan.

Brian Dunn: Okay.

Tom Cangemi: Very upsetting …

Brian Dunn: What kind of question is that!

Tom Cangemi: Well I have two boys. One is a Rangers fan and one is an Islanders fan. And that’s tough. Makes for good conversation at the dinner table.

Brian Dunn: So, for Michigan natives, did you realize that Detroit had four pro-sports teams? Or had they been so bad they were irrelevant from the national landscape?

Tom Cangemi: I followed it from afar.

Brian Dunn: Okay. But, you’re a college football fan?

Tom Cangemi: Yes. Notre Dame.

Brian Dunn: Sorry about that…. Not as many as Michigan but there’s a lot of Notre Dame fans.

Brian Dunn: So, you’re from Long Island originally.

Tom Cangemi: Yes.

Brian Dunn: Where do you like to vacation. Where’s your favorite spot to be in the country.

Tom Cangemi: My favorite part, believe it or not, is on Long Island, Montauk Point.

Brian Dunn: Montauk Point. Okay

Tom Cangemi: It’s kind of part of a little bit of vacation. It’s the last street on Long Island before you go to Portugal! It’s the end. It’s truly the end. That’s one of my favorite places.

Brian Dunn: Now, what about entertainment. Time off. When you have some time off …

Tom Cangemi: Hobbies?

Brian Dunn: Hobbies. Last movie.

Tom Cangemi: A River Runs Through It. One of my favorites. I’ve watched it many times.

Brian Dunn: Your favorite live entertainment?

Tom Cangemi: Live entertainment?

Brian Dunn: Concert or a show?

Tom Cangemi: Probably would be going to a Jimmy Buffet concert.

Brian Dunn: Jimmy Buffet! Okay. We’ll leave that one alone for now. But, Margaritaville is good. Speaking of entertainment, if there was a biopic of your life, who would play Tom Cangemi?

Tom Cangemi: Can’t say Jimmy Buffet, right?

Brian Dunn: No.

Tom Cangemi: That’s living the ultimate life. I’m going to go out on a limb and say … I’m not going to answer that question!

Brian Dunn: Al Pacino…

Tom Cangemi: I didn’t want to say, but I’ve actually met Al Pacino once.

Brian Dunn: So, living in the Midwest, I’m a Midwest native, I drink pop. Do you know what pop is?

Tom Cangemi: I’m assuming it is soda.

Brian Dunn: There we go. And, as far as family life, any pets?

Tom Cangemi: Had two dogs. Always had dogs, my whole life. First time in my life without dogs. Dog person. Lost two. Back to back. Terrible. Not ready for the next one but we’re trying to. The kids are empty nesting so we’re trying to think about pets once again.

Brian Dunn: Okay.

Tom Cangemi: But definitely dogs.

Brian Dunn: Very good. Chess or checkers?

Tom Cangemi: Chess.

Brian Dunn: Apple or Android?

Tom Cangemi: Tim Cook, Apple. All the way.

Brian Dunn: Pepsi, Coke or other?

Tom Cangemi: I’d say water.

Brian Dunn: Water.

Tom Cangemi: Not a soda guy.

Brian Dunn: Okay. In closing…

Tom Cangemi: Can I say wine!

Brian Dunn: You can say wine! We had a good wine discussion last night. This is interesting. Cryptocurrency – we’ve talked about his before. Just a couple of thoughts. What do you think? Cryptocurrency. Fad? Or future?

Tom Cangemi: I think the future is coin-based. I think the stable coin is real. I think the blockchain tie with stable coin and the banking involved will be a reality. People call it crypto, people call it bit coin. There will be a view towards utilizing the blockchain for banking and there’s going to be a role in the stable coin and it’s going to happen soon. And we’re looking at various aspects of it and reality is don’t ignore what’s happening because it’s happening. Transactions are being done. Via through the blockchain and they’re going to be backed by a stable coin, somehow. I think the regulatory environment is now embracing it. They’re hiring resources. They’re spending and allocating time, money and focus on it. But, I think ultimately, as the economies want this, and private industry mandates it, regulatory will have to follow and banking cannot be left behind. The biggest risk for banking is that they are being left behind. The price of entry is very difficult. The technology companies have less regulation. They’re doing it. And, they’re building the infrastructure for it. And the regulators need to be on board to ensure that it happens because it’s going to happen. And you look at a company as a square and you look at the market capitalization of a company like square and you look at north of 100 billion dollars and growing, versus a bank that could have that similar opportunity but regulatory-wise, can’t do it. But it’s really dealing with the payments processing where you see something very different from what you would normally see in the banking environment. So, we have to get there. I hope to try to get there a little sooner than others, but we’re very much focused on that. And if you ask – I’ll call it the younger generation – my kids, they teach me every day about stable coin and you know, there’s some merit to it. There’s no question it’s real and it’s not going away.

50:22

Brian Dunn: Okay. Just a couple of more quick questions. If there’s one person you could thank in your life, who would it be?

Tom Cangemi: I would say, besides my parents – particularly my dad – I would say Joseph [indistinguishable], one of my mentors who passed away not that long ago. He poached me from KPMG to take his company public and it was an amazing experience. I was in my early twenties. Ultimately became CFO of the company and we worked together and when we ended up merging that company to another bank, he worked for me until the day he died. And along those years, listening to his mentorship, I developed other mentorships through Mr. [indistinguishable]. And he would say a very profound – every time – he would say a very profound phrase: “It’s good to be on top of the grass.” And “Better than good.” That was one of his other phrases. But ultimately, clearly, no question in my life, I would allocate my success to people like Joe [indistinguishable] who give you the opportunity to connect with people and being able to open up doors. There’s no question, having mentorships is critical when you’re growing a career.

Brian Dunn: Okay. So, we’ve reached almost the top of the hour. With that, I’m going to hand it back to you.

Tom Cangemi: I was going to say Mr. DiNello.

Brian Dunn: For closing …

Tom Cangemi: The most famous person.

Brian Dunn: That’s the most famous?

Sandro DiNello: Small bar.

Brian Dunn: So, I’ll let you provide just closing remarks. All you guys, take it home from here.

Tom Cangemi: I just wanted to say thank you everybody. This is an exciting opportunity. I think I go back to the point the only reservation I have which is we can’t close the deal tomorrow, because when we talk about ideas and strategy, what we can do – I get hit by lawyers who tell me “we can’t do that,” they call it gun jumping – but we’ve so many things that we can do together and plan for the future and the goal here is to execute this transaction flawlessly, make sure the customer base is not impacted and make sure the employees have a great experience. And we build a culture together. And this is, no question, a tremendous opportunity for growth and to build something very unique and different. And we’re starting on a very nice platform. So, I want to thank everybody for their time. I want to thank Sandro, for having me out here and hosting some great meetings with great people.

Sandro DiNello: I’ll just echo all of that. I think as we spend more time together, we both appreciate the opportunity even more than what we may have thought when we first agreed to come together. And we’re learning more and more about each other and about each other’s companies and what the opportunities are and engaging with people on the outside. We’ve done non-deal, what they refer to as non-deal road shows, with a couple of big investment banking firms, including Bank of America. The reports that they’re writing about this transaction are all very positive. We’ve met with many, many investors and we’ve yet to have a negative comment about the transaction.

Tom Cangemi: That’s right.

Sandro DiNello: There’s a lot of wait-and-see because we’re talking about things, we can’t prove anything yet. So, we’ve got to take all of this talk, all this opportunity that we envision, and we got to make it happen. And, I’m very confident that we are going to be able to do that and I think that we’re all going to look back on this in the next few years and we’re going to think “Wow. Aren’t we fortunate that we did that.” I think shareholders are going to be rewarded with significant appreciation in the value of their company. I think customers are going to see that the great service that they received from these two great organizations is only going to be expanded in a positive way. We’ll be able to have deeper and broader relationships with our customers. I think employees will continue to see greater upward mobility opportunities for their careers if they want that. And if they just want to have a good place to work, we’re going to give them that. And finally, we – not only as a bank – but a public company have an obligation to our communities. And we’re meeting with community groups. We started that a couple of weeks ago. And Reggie and Tom and I went to Washington D.C. to meet with the National Community Reinvestment Coalition. And we’ve got further meetings with them. We had another one yesterday with many community groups around the country. We’ve another one scheduled tomorrow and another one next week. So there’s going to be opportunities to do more good things for the communities that we serve and those people that need help in getting their financial lives in a better place. So, there’s just a lot of positive here. And I feel really really good about where we’re headed.

Brian Dunn: Great. Thank you. Sandro, Tom, thank you very much.

Sandro DiNello: Bye everyone. Have a good day.

Cautionary Statements Regarding Forward-Looking Information

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to NYCB’s and Flagstar’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; NYCB’s and Flagstar’s estimates of future costs and benefits of the actions each company may take; NYCB’s and Flagstar’s assessments of probable losses on loans; NYCB’s and Flagstar’s assessments of interest rate and other market risks; and NYCB’s and Flagstar’s ability to achieve their respective financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made; NYCB and Flagstar do not assume any duty, and do not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of NYCB and Flagstar. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement among NYCB, 615 Corp. and Flagstar; the outcome of any legal proceedings that may be instituted against NYCB or Flagstar; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of NYCB and Flagstar to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of NYCB or Flagstar; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where NYCB and Flagstar do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the proposed transaction within the expected timeframes or at all and to successfully integrate Flagstar’s operations and those of NYCB; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; NYCB’s and Flagstar’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by NYCB’s issuance of additional shares of its capital stock in connection with the proposed transaction; and other factors that may affect future results of NYCB and Flagstar; and the other factors discussed in the “Risk Factors” section NYCB’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Form 10-Q for the quarter ended March 31, 2021 and in other reports NYCB files with the U.S. Securities and Exchange Commission (the “SEC”), which are available at http://www.sec.gov and in the “SEC Filings” section of NYCB’s website, https://ir.mynycb.com, under the heading “Financial Information,” and in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Form 10-Q for the quarter ended March 31, 2021 and in Flagstar’s other filings with SEC, which are available at http://www.sec.gov and in the “Documents” section of Flagstar’s website, https://investors.flagstar.com.

Important Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction by NYCB and Flagstar. In connection with the proposed transaction, NYCB filed with the SEC a registration statement on Form S-4 on June 11, 2021 (File No. 333-287045) to register the shares of NYCB’s capital stock to be issued in connection with the proposed transaction. The registration statement has not yet become effective. The registration statement includes a prospectus of NYCB and a joint proxy statement of NYCB and Flagstar, which will be sent to the stockholders of NYCB and shareholders of Flagstar seeking certain approvals related to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NYCB AND FLAGSTAR AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NYCB, FLAGSTAR AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about NYCB and Flagstar, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by NYCB can also be obtained, without charge, by directing a request to Investor Relations, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590 or by telephone (516-683-4420). Copies of documents filed with the SEC by Flagstar can also be obtained, without charge, by directing requests to Investor Relations, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098 or by telephone (248-312-5741).

Participants in the Solicitation of Proxies in Connection with Proposed Transaction

NYCB, Flagstar, and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding NYCB’s directors and executive officers is available in its definitive proxy statement for its 2021 annual stockholders meeting, which was filed with the SEC on April 16, 2021, and certain of its Current Reports on Form 8-K. Information regarding Flagstar’s directors and executive officers is available in its definitive proxy statement for its 2021 annual shareholders meeting, which was filed with the SEC on April 15, 2021, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.